Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLOUD PEAK ENERGY INC.

Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“Delaware Law”), Cloud Peak Energy Inc., a corporation organized under the laws of the State of Delaware, does hereby certify that:

FIRST: The present name of the corporation is Cloud Peak Energy Inc. (the “Corporation”). The Corporation was incorporated on July 31, 2008 under the name Cloud Peak Energy Inc. pursuant to Delaware Law.

SECOND: The Certificate of Incorporation of the Corporation is hereby restated and integrated and further amended as hereinafter provided for (the “Amended and Restated Certificate of Incorporation”). The Amended and Restated Certificate of Incorporation herein is made and filed pursuant to a plan of reorganization confirmed by an order of the United States Bankruptcy Court for the District of Delaware, dated December 5, 2019, in In re: Cloud Peak Energy Inc., et al. (Case No. 19-11047) under Chapter 11 of Title 11 of the United States Code in accordance with Section 303 of Delaware Law (the “Plan of Reorganization”).

THIRD: The Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

Article 1.
NAME

The name of the corporation is Cloud Peak Energy Inc. (the “Corporation”).

Article 2.
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Article 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, “Delaware Law”).

Article 4.
CAPITAL STOCK

(A)       Authorized Shares. The total number of shares of stock that the Corporation is authorized to issue is 262,396 shares of common stock, with a par value of $0.01 per share (the “Common Stock”).

(B)       Voting Rights. Each share of Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

(C)       Non-Voting Equity Securities. The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) as in effect on the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that the foregoing restriction: (i) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, (ii) shall not have any further force or effect beyond that required under Section 1123(a)(6), and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

Article 5.
BYLAWS

The board of directors (the “Board of Directors”) may adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”) only with the affirmative vote of the holders as set forth in Article 8 of this Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”); provided that the initial Bylaws as of the date of this Amended and Restated Certificate of Incorporation shall be the bylaws most recently filed as part of a plan of reorganization confirmed by an order of the United States Bankruptcy Court for the District of Delaware, dated December 5, 2019, in In re: Cloud Peak Energy Inc., et al. (Case No. 19-11047) under Chapter 11 of Title 11 of the United States Code in accordance with Section 303 of Delaware Law (the “Plan of Reorganization”) before the date this Amended and Restated Certificate of Incorporation becomes effective.

Article 6.
BOARD OF DIRECTORS

(A)       Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)       Number of Directors. The number of directors which shall constitute the Board of Directors shall, as of the date this Amended and Restated Certificate of Incorporation becomes effective, be one (1) and, thereafter, shall be fixed exclusively by action of the holders of a majority of the outstanding Common Stock either at a duly called meeting of shareholders or by written consent.

(C)       Election of Directors. Each director of the Board of Directors shall be elected annually at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of stockholders. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)       Vacancies. Vacancies on the Board of Directors and newly created directorships shall be filled exclusively by the shareholders at a meeting thereof (or by written consent of the holders of a majority of the outstanding Common Stock).

(E)       Removal. Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation either at a duly called meeting of shareholders or by written consent.

Article 7.
MEETINGS OF STOCKHOLDERS

(A)       Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by Delaware Law, an annual meeting of stockholders, commencing with the year 2020, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may act by written consent to elect the directors; provided, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

(B)       Special Meetings. Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of 20% of the outstanding Common Stock entitled to vote.

Article 8.
ACTIONS SUBJECT TO STOCKHOLDER APPROVAL

(A)       Actions Requiring Stockholder Approval. The Corporation shall not, and, as applicable, shall not permit any Subsidiary of the Corporation to, take any of the following actions (except to the extent solely between the Corporation and any of its wholly owned Subsidiaries or solely between wholly owned Subsidiaries of the Corporation) unless first approved by holders of a majority of the Common Stock voting on such action at a meeting of shareholders or by holders of a majority of the outstanding Common Stock acting by written consent:

(1)       engage in any business other than (i) the operation and administration of assets owned as of the effective date of the Plan of Reorganization (the “Effective Date”), (ii) the administration of, and compliance with, liabilities owed, (iii) the policing and enforcement of, and approving transfers of ownership under, Article 13, (iv) general compliance with applicable laws and corporate requirements and (v) any other activities incidental to the foregoing. The foregoing includes (a) the management, lease and sale of real estate assets owned as of the Effective Date (the “Real Estate”), (b) the administration and enforcement of the Royalty Interest Documents (as defined in the Plan of Reorganization) and (c) the seeking of tax credit refunds;

(2)       amend, repeal or otherwise modify any provision, or adopt a new provision, of the Bylaws;

(3)       acquire or dispose of assets (including equity interests of any Subsidiary of the Corporation) outside the ordinary course of business, provided that the sale of Real Estate shall be considered within the ordinary course of business;

(4)       incur or become obligated (as a guarantor or otherwise) for any indebtedness for borrowed money which has not been set forth in the Corporation’s Annual Budget (as defined in the Bylaws);

(5)       issue equity securities, equity derivative instruments or convertible debt securities;

(6)       redeem or repurchase any shares of any class of capital stock;

(7)       list any class of capital stock on a national securities exchange or an over the counter market;

(8)       register any class of capital stock under the Securities Exchange Act of 1934, except as required by applicable law;

(9)       authorize or enter into any Affiliate Transaction;

(10)       set or modify the compensation of any officer, manager or trustee;

(11)       set or modify the compensation of directors;

(12)       appoint any person who is not a member of the Board of Directors to serve as an officer of the Corporation or any Subsidiary or elect any person who is not a member of the Board of Directors to serve as a director of any Subsidiary, unless the organizational documents of such Subsidiary require an “Independent Director” in which case an “Independent Director” may be appointed;

(13)       amend the Annual Budget or operate otherwise than substantially in accordance with the Annual Budget, except if it is a result of exigent circumstances and advance shareholder approval is not practicable;

(14)       hire any employees; provided that the initial hiring of the Chief Executive Officer as of the Effective Date will not require shareholder approval;

(15)       commence, agree to dismiss or settle any material litigation, except in connection with enforcing Article 13 of this Amended and Restated Certificate of Incorporation, in connection with the List of Retained Causes of Action (as defined in the Plan of Reorganization) or as otherwise provided in the Annual Budget;

(16)       amend, or permit the amendment, of any organizational document of any Subsidiary other than to amend any limited liability company that is not member managed to make it member managed; and

(17)       agree or commit to do any of the foregoing.

(B)       Actions without Stockholder Approval. If the Corporation or any Subsidiary of the Corporation enters into any transaction, or takes any action, that requires approval under Subsection (A) without such prior approval, such transaction or action shall be null and void ab initio, and of no force or effect.

(C)       Definitions. For the purposes of this Article 8, the foregoing definitions apply:

“Affiliate” means, with respect to a specified person, each other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Affiliate Transaction” shall mean any contract, agreement, transaction or other arrangement (whether written or unwritten) between the Corporation or any of its Subsidiaries, on the one hand, and (i) any person directly or indirectly owning, controlling or holding with power to vote on some or all matters (including pursuant to a contract, agreement, arrangement or other understanding), 5% or more of the outstanding shares of Common Stock, or any officer, director, manager, trustee, general partner, managing partner or managing member or Affiliate of any such person, (ii) any officer or director of the Corporation or any officer, director, manager, trustee, general partner, managing partner or managing member of the Corporation’s Subsidiaries, or any Affiliate of any of the foregoing persons, or (iii) any members of the “immediate family” (as such terms are respectively defined in Rule 16a-1 of the Securities Exchange Act of 1934) of any of the persons referenced in clause (i) or clause (ii), on the other hand; provided, that it shall not include any contract, agreement, transaction or other arrangement that is solely between the Corporation and one or more of its wholly owned Subsidiaries or between one or more of such wholly owned Subsidiaries.

“Subsidiary” means, with respect to any person, any trust or corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (b) if a trust or limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any person or one or more Subsidiaries of that person or a combination thereof; provided that in the case of this clause (b), if a person has the right to serve as the “trustee” of a trust or the “managing member,” “general partner” or “manager” (or comparable role) of a limited liability company, partnership, association or other business entity (other than a corporation), such trust or limited liability company, partnership, association or other business entity (other than a corporation) and each of its Subsidiaries shall be deemed to be a Subsidiary of such person.

Article 9.
STOCKHOLDER ACTION BY WRITTEN CONSENT

Subject to Section 7(A), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than a majority of the outstanding Common Stock and shall be delivered to the Corporation in accordance with Section 228 of Delaware Law.

No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of holders to take action are delivered to the Corporation in accordance with Section 228 of Delaware Law.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in accordance with Section 228 of Delaware Law.

Article 10.
LIMITATION OF LIABILITY; INDEMNIFICATION

(A)       Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. Any repeal or amendment or modification of this Article 10(A), or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 10(A), will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision to the extent relating to prior acts or omissions.

(B)       Right to Indemnification.

(1)       Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “proceeding”), by reason of the fact that such person is or was a director or principal officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law, as the same exits or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article 10 shall also include the right to be paid by the Corporation the expenses and costs (including attorneys’ fees) actually and reasonably incurred by any Indemnitee in defending any such proceeding to the fullest extent authorized by Delaware Law; provided, however, if required by Delaware Law, such payment of expenses and costs in advance of the final disposition of the proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified by the Corporation for such expenses under this Article 10 or otherwise.

(2)       The rights conferred in this Article 10 shall be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director or, principal officer.

(3)       The Corporation may, by action of its Board of Directors, provide indemnification or advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C)       Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law or this Article 10.

(D)       Nonexclusivity of Rights. The rights and authority conferred in this Article 10 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by Delaware Law or by any other applicable law.

(E)       Preservation of Rights. Neither the amendment nor repeal of this Article 10, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(F)       Jointly Indemnifiable Claims. Given that certain Jointly Indemnifiable Claims (as defined below) may arise due to the service of an Indemnitee as a director and/or officer of the Corporation at the request of an Indemnitee-Related Entity (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article 10, irrespective of any right of recovery an Indemnitee may have from any Indemnitee-Related Entity. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by an Indemnitee-Related Entity and no right of advancement, indemnification or recovery an Indemnitee may have from any Indemnitee-Related Entity shall reduce or otherwise alter the rights of an Indemnitee or the obligations of the Corporation under this Article 10. In the event that an Indemnitee-Related Entity shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, such IndemniteeRelated Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable such Indemnitee-Related Entity effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Article 10(F) and entitled to enforce this Article 10(F).

The term “Indemnitee-Related Entity” means any corporation, limited liability company, partnership, joint venture, trust or other enterprise (other than the Corporation or any other corporation, partnership, joint venture, trust or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses in respect of a proceeding with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any proceeding for which an Indemnitee shall be entitled to indemnification or advancement of expenses from both an Indemnitee-Related Entity and the Corporation pursuant to applicable law or any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an Indemnitee-Related Entity, as applicable.

Article 11.
AMENDMENTS

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation except as otherwise provided herein.

Article 12.
SECTION 203 OF DELAWARE LAW

The Corporation shall not be governed by Section 203 of Delaware Law.

Article 13.
RESTRICTIONS ON TRANSFER AND OWNERSHIP

(A)       Definitions. As used in, and only in, this Article 13, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulations promulgated under Section 382 of the Code shall include any successor provisions):

(1)        “4.9-percent Stockholder” means (i) a Person who has a Percentage Stock Ownership of 4.9% or more of the Corporation’s then-outstanding Stock and (ii) a Public Group.

(2)       “Agent” has the meaning set forth in Article 13(E).

(3)       “Common Stock” means any interest in the common stock, par value $0.01 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(4)       “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(5)       “Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), and (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-4(d)(9)) to purchase Securities of the Corporation.

(6)        “DTC” means the Depository Trust Company.

(7)        “Excess Securities” has the meaning given such term in Article 13(D).

(8)       “Expiration Date” means the earliest to occur of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article 13 is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board of Directors shall fix in accordance with Article 13(M) if the Board of Directors determines in good faith that it is in the best interests of the stockholders for the restrictions in this Article 13 to be removed or released.

(9)       “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or Public Group for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulations promulgated under Section 382 of the Code (but without regard to the rule in Treasury Regulation § 1.382-2T(h)(2)(i)(A) that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity). Determinations of the Stock Ownership of any Person or Public Group shall be made on the basis of the percentage of the Common Stock held by such Person or Public Group; provided that if the Corporation issues other classes of Stock subsequent to the Effective Date, the determination shall be made on the basis of the relative fair market value of the Stock owned by such Person to the total fair market value of the outstanding Stock, as determined pursuant to Treasury Regulation §§ 1.382-2(a)(3) and 1.382-2T(f)(18)(i).

(10)       “Person” means any individual, firm, trust, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity; provided, however, that a Person shall not include a Public Group.

(11)       “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(12)       “Prohibited Transfer” has the meaning set forth in Article 13(B).

(13)        “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(14)       “Purported Transferee” has the meaning set forth in Article 13(D).

(15)       “Securities” and “Security” each has the meaning set forth in Article 13(G).

(16)       “Stock” means any interest that is “stock” of the Corporation within the meaning of Treasury Regulation § 1.382-2(a)(3)(i) or would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(17)       “Stock Ownership” means any direct or indirect beneficial ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(18)       “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards, disallowed business interest carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(19)       “Transfer” means, any direct or indirect sale, transfer, exchange, assignment, conveyance, contribution, pledge or other disposition, transaction or action taken by a person other than the Corporation, including by operation of law, that alters the Percentage Stock Ownership of any Person or Public Group.

(20)       “Transferee” means any Person to whom Corporation Securities are Transferred.

(21)       “Treasury Regulations” means any Treasury regulation, including any temporary regulation or any successor regulation promulgated under the Code, as amended from time to time.

(B)       Transfer and Ownership Restrictions. In order to endeavor to preserve the Tax Benefits, from and after the Effective Date of this Article 13 any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio if (a) before giving effect to such purported Transfer, the purported transferor is a 4.9-percent Stockholder described in clause (i) of the definition of 4.9-percent Stockholder or (b) as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person would become a 4.9-percent Stockholder or a new Public Group would arise or (ii) the Percentage Stock Ownership of any 4.9-percent Stockholder would be increased (a “Prohibited Transfer”). For example, if a 4.9-percent Stockholder transfers any Corporation Securities in a Prohibited Transfer, the full amount of the Corporation Securities transferred in the Prohibited Transfer shall be deemed Excess Securities.

The restrictions set forth in this Article 13(B) shall not affect the settlement of any transaction in the Corporation Securities entered into through the facilities of DTC; it being understood, however, that any such settlement shall not negate or otherwise affect the treatment of a Transfer as a Prohibited Transfer hereunder.

(C)       Exceptions.

(1)       The restrictions set forth in Article 13(B) shall not apply to a Transfer that would otherwise be a Prohibited Transfer if the transferor or the Transferee obtains the written approval of the Board of Directors. As a condition to granting its approval pursuant to this Article 13(C), the Board of Directors or a duly authorized committee thereof, may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any limitation under Section 382 of the Code on the use of the Tax Benefits; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article 13 through duly authorized officers or agents of the Corporation. Nothing in this Article 13(C) shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(2)       Notwithstanding anything to the contrary in the other sections of this Article 13, any 4.9-percent Stockholder may make one or more distributions of the Stock it owns to its owners to whom the Stock is attributed pursuant to Section 382 of the Code; provided, however, that (i) any such distribution may be made only on a strictly pro rata basis based on the ownership attributed pursuant to Section 382 of the Code; (ii) no such distribution may be made if making the distribution (1) would result in a Person or Public Group becoming a 4.9-percent Stockholder or (2) when combined with any prior distributions, would cause an increase (calculated as of the testing date that would occur as a result of such distribution) in the Percentage Stock Ownership of any 4.9-percent Stockholder; and (iii) each distribution shall be subject to notice to the Board of Directors (at a meeting of the Board of Directors or by written notice to the Board of Directors); provided that (A) such 4.9-percent Stockholder shall submit to the Board of Directors a plan for effectuating the proposed distribution and shall provide the Board of Directors with such other factual information, and representations with respect to such factual information, as are reasonably requested by the Board of Directors in connection with its review of such plan, (B) such 4.9-percent Stockholder and the Board of Directors shall cooperate in good faith to determine whether such proposed distribution satisfies the requirements of this Article 13(C)(2), and (C) the Board of Directors shall promptly review (or cause to be reviewed) such plan.

(D)       Excess Securities.

(1)       No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a securityholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Unless an approval is obtained under Article 13(C), the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of securityholders of the Corporation, including, without limitation, the right to vote such Excess

Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Article 13(E) or until an approval is obtained under Article 13(C). After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, they shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Article 13(D) or (E) shall also be a Prohibited Transfer.

(2)       To the fullest extent permitted by law, the Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities (and any transfer of such Corporation Securities to it). To the fullest extent permitted by law, the Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article 13, including, without limitation, authorizing such transfer agent to require an affidavit from a proposed Transferee regarding such Person’s Stock Ownership and other evidence that a Transfer will not be prohibited by this Article 13 as a condition to registering any transfer.

(E)       Transfer to Agent. If the Board of Directors determines that an attempted Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which, to the fullest extent permitted by the Certificate of Incorporation, may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions; provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale (in the form received, i.e., whether in cash or other property), except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Article 13(F) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(F)       Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors; provided, however, that, if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.9% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more unrelated organizations qualifying under Section 501(c)(3) selected by the Board of Directors, such that no organization qualifying under Section 501(c)(3) shall be treated as possessing Percentage Stock Ownership in the Corporation of 4.9% or more. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any purported transferor of Excess Securities. The Purported Transferee’s sole right with respect to such securities shall be limited to the amount payable to the Purported Transferee pursuant to this Article 13(F). In no event shall the proceeds of any sale of Excess Securities pursuant to this Article 13(F) inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

(G)       Modification of Remedies for Certain Indirect Transfers. In the event of any Prohibited Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”), the application of Article 13(D)(E)(F) shall be modified, to the fullest extent permitted by law, as described in this Article 13(G). In such case, no such Purported Transferee shall be required to dispose of any interest that is not a Security, but such Purported Transferee and/or any Person whose direct ownership of Securities is attributed to such Purported Transferee under Section 382 of the Code shall be required to dispose of sufficient Securities (as reasonably determined by the Board of Directors, and which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Purported Transferee, following such disposition, not to be in violation of this Article 13. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Article 13(E)(F), except that the maximum aggregate amount payable either to such Purported Transferee, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the Prohibited Transfer as shall be determined in the discretion of the Board of Directors. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Purported Transferee or such other Person. The purpose of this Article 13(G) is to apply the restrictions in Article 13(B)(E) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Article 13(G), along with the other provisions of this Article 13, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(H)       Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof or Prohibited Distributions to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Article 13(E) (whether or not made within the time specified in Article 13(E)), then the Corporation shall promptly take all actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Article 13(H) shall (i) be deemed inconsistent with any Prohibited Transfer provided in this Article 13 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Article 13(E) to constitute a waiver or loss of any right of the Corporation under this Article 13. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 13.

(I)       Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article 13 who knowingly violates the provisions of this Article 13 and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation and the costs of enforcing this Article 13.

(J)       Obligation to Provide Information. To the fullest extent permitted by law, as a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article 13 or the status of the Tax Benefits of the Corporation.

(K)       Obligation to Request Information. Every six months, the Corporation shall request information from any Person who is a beneficial, legal or record holder of Corporation Securities and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee in order to determine compliance with this Article 13 or the status of the Tax Benefits of the Corporation. With respect to any Corporation Securities held through DTC, the Corporation shall request information from DTC every six months.

(L)       Legends.

(1)       The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of Corporation Securities that are subject to the restrictions on transfer and ownership contained in this Article 13 bear the following legend (or such other legend as determined by the Corporation):

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO SIGNIFICANT OWNERSHIP AND TRANSFER RESTRICTIONS PURSUANT TO ARTICLE 13 OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF CLOUD PEAK ENERGY INC. AND ARTICLE 2 OF THE STOCKHOLDERS AGREEMENT OF CLOUD PEAK ENERGY INC., EACH, AS IT MAY BE AMENDED FROM TIME TO TIME. THE CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND STOCKHOLDERS AGREEMENT TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON A WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(2)       The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of Corporation Securities that are subject to conditions imposed by the Board of Directors under Article 13(C) also bear a conspicuous legend referencing the applicable restrictions.

(3)       No 4.9-percent Stockholder (other than a Public Group) may hold, beneficially own or have any right in Corporation Securities held through DTC. Any Corporation Securities held outside DTC, beneficially owned, or with respect to which such rights exist, by a 4.9-percent Stockholder (other than a Public Group) shall bear the legend in clause (a) above.

(4)       The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, or securities intermediary and notify any depository with respect to the requirements of this Article 13 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system and shall provide notice of the restrictions hereunder to holders of uncertificated shares in accordance with applicable law.

(M)       Authority of Board of Directors.

(1)       The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article 13, including, without limitation, (i) the identification of 4.9-percent Stockholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Person or Public Group, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee or other Person pursuant to Article 13(F) or (G), and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article 13. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article 13 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article 13.

(2)       Nothing contained in this Article 13 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, to the fullest extent permitted by law, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article 13, (iii) modify the definitions of any terms set forth in this Article 13 or (iv) modify the terms of this Article 13 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through such method of notice as the Corporation shall deem appropriate.

(3)       In the case of an ambiguity in the application of any of the provisions of this Article 13, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 13 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 13. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article 13. The Board of Directors may delegate all or any portion of its duties and powers under this Article 13 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 13 through duly authorized officers or agents of the Corporation. Nothing in this Article 13 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(N)       Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of one or more officers of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 13. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.

(O)       Benefits of This Article 13. Nothing in this Article 13 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 13. This Article 13 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(P)       Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 13, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

Article 14.
SEVERABILITY

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 17th day of December, 2019.

CLOUD PEAK ENERGY INC.

By:	/s/ Heath Hill
Name: Heath Hill
Title: Chief Financial Officer